Exhibit 23.1

Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

TurboChef Technologies, Inc.

Dallas, Texas

We hereby consent to the incorporation by reference in the Registration Statements Form S-3 No. 333-82518 and No. 333-117806 and in the Registration Statements Form S-8 No. 333-81571 and No. 333-76662 of our report dated March 15, 2003, except as to Note 2 of the Notes to Financial Statements which is as of November 18, 2004, relating to the financial statements and schedule of TurboChef Technologies, Inc. appearing in this Annual Report (Form 10-K) for the year ended December 31, 2004. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO Seidman, LLP

Dallas, Texas
March 15, 2005